Exhibit 10.2

SUBLEASE
dated as of
As of March 11, 2016
between
ROVI CORPORATION, Sublandlord
and
RADIUS HEALTH, INC., Subtenant

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Table of Contents
1.    Definitions and Basic Terms    1
2.    Demise; Term; Permitted Use    6
3.    Rents.    6
4.    Condition of the Sublease Premises    10
5.    Subordination to and Incorporation of the Overlease    11
6.    Insurance and Indemnification    15
7.    Covenant of Quiet Enjoyment    17
8.    Assignment and Subsubletting    17
9.    Electricity    19
10.    Alterations    19
11.    Personal Property    20
13.    Notices    23
14.    Broker    23
15.    Overlandlord Consent    23
16.    Miscellaneous    24

List of Exhibits
A    Sublease Premises
B    Subtenant’s Preliminary Plans for Initial Alterations to Sublease Premises
C    Overlease
D    Overlease Provisions Which Are Not Incorporated Provisions
E    Method of Charging for Electricity
F    List of Furniture to be Removed

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SUBLEASE
dated as of the Sublease Date between Sublandlord and Subtenant
W I T N E S E T H:
WHEREAS Sublandlord is now the tenant under the Overlease which demises to Sublandlord approximately 64,967 rentable square feet of space on the third (3rd) floor of the Building located on, and comprising Unit C of the condominium known as Valley Forge Office Center (as such space is more particularly identified as the “Premises” in the Overlease, the "Overlease Premises"); and
WHEREAS Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sublandlord and Subtenant agree as follows:

1.	Definitions and Basic Terms
Set forth below are certain definitions and basic terms of this Sublease.

1.1. Sublease Date	March 11, 2016
1.2. Sublandlord	Rovi Corporation
1.3. Subtenant	Radius Health, Inc.
1.4. Overlandlord	The landlord under the Overlease. KBSIII CROSSPOINT AT VALLEY FORGE TRUST, a Delaware Statutory Trust is now the Overlandlord (as successor-in-interest to DIV VALLEY FORGE, LIMITED PARTNERSHIP).
1.5. Overlease
That certain Lease (the “Original Overlease”) dated February 11, 2014 between Overlandlord, as landlord, and Sublandlord, as tenant, as amended by that certain First Lease Amendment (the “Overlease First Amendment”) dated July 14, 2014, and as amended by that certain Second Lease Amendment (the “Overlease Second Amendment”) dated May 8, 2015, as the same may be amended or modified.

1.6. Incorporated Provisions	All of the provisions of the Overlease except for those listed on Exhibit D hereto.
1.7. Building	550 Swedesford Road, Wayne, Pennsylvania.
1.8. Sublease Premises	The portion of the Overlease Premises, containing approximately 14,000 rentable square feet of space, shown on Exhibit A hereto.

1.9. Expiration Date
The last day of the third (3rd) Sublease Year (as defined in Section 1.10 below), i.e., the date that is the last day of the month in which occurs the date immediately preceding the third (3rd) anniversary of the Commencement Date.

1.10. Sublease Base Rental Rate
$441,000 per annum ($36,750.00 per month), for the period from the Rent Commencement Date through the end of the first (1st) Sublease Year).
$452,025.00 per annum ($37,668.75 per month), for the second (2nd) Sublease Year.
$463,325.63 per annum ($38,610.47 per month), for the third (3rd) Sublease Year.
As per Section 3.1 hereof, the Base Rent shall be prorated for any partial month. For purposes of this Sublease, the first (1st) “Sublease Year” shall mean the period commencing on the Commencement Date and ending on the date that is the last day of the month in which occurs the date immediately preceding the first (1st) anniversary of the Commencement Date, and each 12 month period thereafter is also herein called a “Sublease Year”.

1.11. Subtenant’s Proportionate Share	21.55%
1.12. Sublease Premises Rentable Area	14,000 rentable square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for all purposes of this Sublease regardless of the actual area of the Sublease Premises.
1.13. Overlease Premises Rentable Area	64,967 rentable square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for all purposes of this Sublease regardless of the actual area of the Overlease Premises.
1.14. If Subtenant will pay additional rent based on increases in real estate taxes, check here ✓ and complete Section 1.14.1 and 1.14.2.
1.14.1. Sublease Real Estate Taxes Base Year	Calendar year 2016, grossed up, if applicable, to reflect at least a 95% occupied and assessed building consistent with the Overlease.
1.14.2. Real Estate Taxes	Taxes (as defined in Section 5.1 of the Original Overlease).
1.15. If Subtenant will pay additional rent based on increases in operating expenses, check here ✓ and complete Section 1.15.1 and 1.15.2.
1.15.1. Sublease Operating Expenses Base Year	Calendar year 2016, grossed up, if applicable, to reflect at least a 95% occupied and assessed building consistent with the Overlease.
1.15.2. Operating Expenses	Operating Expenses (as defined in Section 5.1 of the Original Overlease).
1.16. Deleted Prior to Execution.

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1.16.1. Deleted Prior to Execution.
1.16.2. Deleted Prior to Execution.
1.16.3. Deleted Prior to Execution.
1.17. Method of Charging for Electricity (as described on Exhibit E hereto)	Option B ✓
1.18. Included Personal Property
The items of Sublandlord’s furniture and removable equipment that were present in the Sublease Premises as of the Commencement Date. Prior to the Commencement Date, Sublandlord shall remove the items of furniture identified as subject to removal on Exhibit F attached hereto (it being agreed that Subtenant may move the exisiting furniture as identified for moving on such Exhibit F).

1.19. Personal Property Rent	$0 per annum.
1.20. Required Security Deposit Amount
$110,250.00, subject to a reduction in such Required Security Deposit Amount to $73,500.00 after the first (1st) anniversary of the Commencement Date in accordance with the terms and conditions for such reduction set forth in Section 11 hereof.

1.21. Recognized Broker(s)	Colliers International and Cushman & Wakefield.
1.22. Deleted Prior to Execution
1.23. This Sublease
This Agreement of Sublease, including the Incorporated Provisions as incorporated herein. The terms “herein,” “hereunder”, etc. refer to this Agreement of Sublease, including the Incorporated Provisions as incorporated herein.

2.	Demise; Term; Permitted Use

2.1.	Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Sublease Premises upon and subject to the terms and conditions hereinafter set forth.

2.2.	The term of this Sublease shall commence on the first date (the “Commencement Date”) on which all of the following conditions (the “Conditions”) shall have occurred:

2.2.1.	Overlandlord shall have consented hereto in accordance with Section 15 below; and

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2.2.2 Sublandlord shall have tendered possession of the Sublease Premises to Subtenant and delivered (by email or otherwise) a fully executed copy of this Sublease and Overlandlord’s consent to Subtenant.

2.3
If either party hereto shall so request, the parties hereto shall execute and deliver an instrument confirming the Commencement Date, but the failure of either party to execute and deliver such instrument shall not affect the Commencement Date.

2.4
The term of this Sublease shall expire on the Expiration Date or on such earlier date upon which such term shall expire or be terminated pursuant to any of the provisions of this Sublease or pursuant to law.

2.5	Subtenant shall use the Sublease Premises for the purposes permitted under the Overlease, and for no other purposes.

3.	Rents.

3.1.
Subtenant shall pay to Sublandlord rent (“Base Rent”) at the Sublease Base Rental Rate, payable in equal monthly installments in advance on the Rent Commencement Date and on the first day of each month thereafter, pro-rated for any partial month. Upon execution of this Sublease, Subtenant shall make an advance payment of one month’s Base Rent to be applied to the first full month’s Base Rent. For purposes of this Sublease, (a) the “Rent Commencement Date” is the day that is thirty (30) days after the last day of the Early Access Period, and (b) the “Early Access Period” is the period commencing on the Commencement Date and ending on the date that is the earliest to occur of (i) fourteen (14) days after the Commencement Date, (ii) the date upon which Subtenant commences the operating of its business within the Sublease Premises; and (iii) the date upon which Subtenant substantially completes its wiring/cabling work and other initial work in the Sublease Premises.

3.2.
Commencing on January 1, 2017, Subtenant shall pay to Sublandlord additional rent equal to Subtenant's Proportionate Share of all amounts payable by Sublandlord attributable to increases in Tax Expenses above Tax Expenses for the Sublease Real Estate Taxes Base Year.

3.3.
Commencing on January 1, 2017, Subtenant shall pay to Sublandlord additional rent equal to Subtenant's Proportionate Share of all amounts payable by Sublandlord attributable to increases in Operating Expenses above Operating Expenses for the Sublease Operating Expenses Base Year.

3.4.
Subtenant's payments under Section 3.2 in respect of Tax Expenses and Section 3.3 in respect of Operating Expenses shall be due on the dates on which Sublandlord's payments under the corresponding provisions of the Overlease are due to Overlandlord and shall be pro-rated for any partial month or year; provided, however, that (except for subsequent continuing equal monthly payments) no such payment shall be due until ten (10) business

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days after Sublandlord shall have furnished Subtenant with notice thereof, together with a copy of the related bill and supporting documentation received by Sublandlord.

3.5.
If Overlandlord shall issue to Sublandlord any credit or refund in respect of Tax Expenses or Operating Expenses relating to any period for which Subtenant is making corresponding payments under this Sublease, Sublandlord shall (a) provide Subtenant with a copy of the supporting documentation received by Sublandlord and (b) give to Subtenant a credit or refund equal to Subtenant's Proportionate Share of the portion of such credit or refund remaining after deducting therefrom:

3.5.1.
the portion, if any, of such credit or refund resulting from any reduction in Tax Expenses to an amount less than the Tax Expenses for the Sublease Real Estate Taxes Base Year or any reduction in Operating Expenses to an amount less than the Operating Expenses for the Sublease Operating Expenses Base Year, and

3.5.2.
any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in connection with obtaining such credit or refund, except to the extent such costs and expenses are reimbursed by Overlandlord to Sublandlord pursuant to the Overlease.

3.6.
If the amount of Tax Expenses for the Sublease Real Estate Taxes Base Year or the amount of Operating Expenses for the Sublease Operating Expenses Base Year shall be reduced (by reason of assessment reduction, audit, or otherwise), the reduced amount shall be used in computing Subtenant’s liability under Section 3.2 or 3.3, with respect to periods after such reduction and for recomputing Subtenant’s liability with respect to periods prior to such reduction. Subtenant shall pay Sublandlord any additional amounts due in respect of such prior periods within ten (10) business days of Sublandlord’s bill therefor which shall be accompanied by a copy of the supporting documentation received by Sublandlord. Any overpayment of Operating Expenses or Tax Expenses by Subtenant shall be credited by the Sublandlord to the account of the Subtenant.

3.7.
At Subtenant’s expense, upon Subtenant’s written request, Sublandlord shall (if it has not already done so for the applicable period and if Sublandlord then still has the right under the Overlease to do so for the applicable period) conduct a review and/or audit of Overlandlord’s books and records as permitted by, and subject to the restrictions of, Section 5.3 of the Original Overlease. Notwithstanding the foregoing, Subtenant shall not have such right if Subtenant is then in default under this Sublease, and Sublandlord may require a deposit to cover its costs of conducting a review and/or audit as a condition to commencing any such review and/or audit.

3.8.
Subtenant shall, within fifteen (15) days of written demand, pay or reimburse Sublandlord for all amounts payable under the Overlease arising out of Subtenant’s requests for services, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is made by Overlandlord.

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3.9.
As used herein the term "additional rent" shall refer to all sums of money which shall become due and payable by Subtenant to Sublandlord hereunder, other than Base Rent, and the term "rents" shall refer to Base Rent and additional rent. All rents shall be payable in lawful money of the United States at such place and to such person as Sublandlord shall from time to time designate.

3.10.
Subtenant shall promptly pay all rents as and when the same shall become due and payable without set‑off, offset or deduction of any kind whatsoever and, if Subtenant fails to pay any additional rent when due (subject to any notice and cure periods contained in the Incorporated Provisions, as the same may be limited by Section 5.6 hereof), Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity as in the case of non‑payment of Base Rent.

3.11.
Sublandlord's failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord's failure to make a demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any rents which may have become due pursuant to this Sublease. Subtenant's liability for rents accruing during the term of this Sublease, and Sublandlord's obligation to refund overpayments of or adjustments to rents paid to it by Subtenant, shall survive the expiration or sooner termination of this Sublease.

3.	Condition of the Sublease Premises

4.1.
Subtenant represents that it has examined (or waived examination of) the Sublease Premises. Except as specifically set forth herein, Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Sublease Premises (including any latent defects in the Sublease Premises), the uses to which the Sublease Premises may be put, or any other matter or thing affecting or relating to the Sublease Premises, except as specifically set forth in this Sublease, provided, however, that (a) Sublandlord represents that Sublandlord shall deliver the Premises with all building systems (for which Sublandlord is responsible for repair under the Overlease) and personal property in working order as of the Commencement Date (it being understood that the foregoing representation shall not make Sublandlord responsible for the repair of any building systems for which Overlandlord is responsible, other than Sublandlord’s obligation under Section 5.4.1 hereof), and (b) if Subtenant accepts the Sublease Premises on or after the Commencement Date, Subtenant shall be deemed to agree that such building systems and personal property were in working order as of the Commencement Date.

4.2.
Except as set forth in Section 4.1, Subtenant agrees to accept the Sublease Premises in their "as is" condition on the date hereof, as the same may be affected by reasonable wear and tear after the date hereof, and Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Sublease Premises, or any portion thereof, for Subtenant's occupancy.

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4.	Subordination to and Incorporation of the Overlease

5.1.
This Sublease is subject and subordinate to the Overlease, and to all leases, mortgages and other matters to which the Overlease is subject or subordinate. This provision shall be self-operative but Subtenant shall within thirty days of Sublandlord's request (or such shorter time as is reasonably required by Sublandlord) execute any instrument reasonably requested by Sublandlord or Overlandlord to evidence or confirm the same. Sublandlord represents that (a) a true and complete copy of the Overlease (excluding certain redacted terms and conditions not relevant to Subtenant) is attached hereto as Exhibit C, (b) Sublandlord is the tenant under the Overlease, (c) the Overlease is in full force and effect, and, to Sublandlord’s knowledge, Overlandlord is not in default thereunder, (d) Sublandlord has not received any notice from Overlandlord that Sublandlord is now in default under the Overlease, (e) Sublandlord has not received any notice of default under the Overlease, except for any defaults which Sublandlord has cured and Overlandlord is no longer claiming to exist, and (f) without any investigation, Sublandlord knows of no condition that, with the passage of time or the giving of notice, would constitute a default by Overlandlord or Sublandlord under the Overlease. Sublandlord shall faithfully comply with all of its obligations under the Overlease so that the Overlease remains in full force and effect, except that Sublandlord shall have no obligation to do so to the extent the same is the obligation of Subtenant hereunder. Sublandlord will not voluntarily terminate the Overlease, except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Overlease (or pursuant to Sublandlord’s right to terminate the Overlease set forth in Article 18 of the Original Overlease), and Sublandlord shall not amend the Overlease in a manner adverse to Subtenant in any material respect or in any manner which increases the obligations or reduces the rights of Subtenant under the Sublease (other than to a de minimis extent). In accordance with Section 5.4.3 below, Sublandlord shall provide Subtenant with a copy of any condemnation or casualty notices received from Overlandlord. If the Overlease shall terminate for any reason then this Sublease shall also terminate. Sublandlord shall not be liable for any such termination unless such termination (a) shall have arisen out of a default under the Overlease by Sublandlord not arising out of a default hereunder by Subtenant or (b) shall have been effected by Sublandlord in violation of this Section 5.1.

5.2.
Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated Provisions are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that, unless the context requires otherwise:

5.2.1.	references in such provisions to Owner, Landlord or Lessor shall be deemed to refer to Sublandlord;

5.2.2.	references in such provisions to Tenant or Lessee shall be deemed to refer to Subtenant;

5.2.3.	references in such provisions to the Premises or the Demised Premises shall be deemed to refer to the Sublease Premises;

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5.2.4.	references in such provisions to other provisions of the Overlease that are not incorporated herein shall be disregarded; and

5.2.5.	references in such provisions to subleases, sublettings or subtenants shall be deemed to refer to subsubleases, subsublettings or subsubtenants.

5.3.
Except as stated elsewhere herein as an express representation (and not as a representation by incorporation of any of the Incorporated Provisions), Sublandlord shall not be deemed to have made any representation made by Overlandlord in any of the Incorporated Provisions. Moreover, Sublandlord shall not be obligated:

5.3.1.	to provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide,

5.3.2.	to make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make,

5.3.3.	to comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply, or

5.3.4.	to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take,
(all the foregoing being herein called the “Building Services”) and Sublandlord shall have no liability to Subtenant on account of any failure of Overlandlord to do so, or on account of any failure by Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord, but subject to the further terms of Section 5.4 hereof.

5.4.	Sublandlord agrees:

5.4.1.
upon Subtenant's request, to use reasonable and diligent efforts (excluding litigation, arbitration, or any other legal proceedings), at Subtenant's expense for any out-of-pocket cost or expense of Sublandlord, (a) to promptly cause Overlandlord to provide any Building Service, or (b) to promptly obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance, Sublandlord shall be entitled to give, withhold or condition its consent or approval even if Overlandlord shall have granted its consent or approval),

5.4.2.
that, if under the Overlease any right or remedy of Sublandlord or any duty or obligation of Overlandlord is subject to or conditioned upon Sublandlord's making any demand upon Overlandlord or giving any notice or request to Overlandlord then, if Subtenant shall so request, Sublandlord, at Subtenant's expense for any out-of-pocket cost or expense of Sublandlord, shall promptly

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make such demand or give such notice or request, except that Sublandlord shall not be required to request Overlandlord’s consent or approval with respect to any act or thing as to which Sublandlord is entitled to give, withhold or condition its consent or approval, and shall have determined in accordance with this Sublease to withhold its consent or approval, and, if Sublandlord was required herein to be reasonable in withholding its consent or approval, then Sublandlord shall provide Subtenant in writing and in reasonable detail, the reason for such withholding, and

5.4.3.	to promptly forward to Subtenant all notices and communications from Overlandlord that relate (in any material manner) to the Sublease Premises or Subtenant’s rights to occupy same.

5.5.	Whenever Subtenant desires to do any act or thing which requires the consent or approval of Overlandlord:

5.5.1.
Subtenant shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublandlord (and Sublandlord's right to withhold or condition its consent or approval shall be independent of Overlandlord's right, but shall not be unreasonably withheld or delayed if such consent or approval is required to not be unreasonably withheld or delayed by Overlandlord under the applicable provision of the Overlease, or may be withheld in Sublandlord’s sole discretion if such consent or approval is permitted to be withheld in Overlandlord’s sole discretion under the Overlease);

5.5.2.
Subtenant shall not request Overlandlord's consent or approval directly (and no efforts by Sublandlord to obtain Overlandlord’s consent or approval shall constitute Sublandlord's consent or approval or prejudice Sublandlord's right to withhold or condition consent or approval); and

5.5.3.
in no event shall Sublandlord be required to give or withhold its consent or approval prior to Overlandlord doing so (unless the same is required by Overlandlord as a precondition to Overlandlord considering such request for consent or approval).

5.6.
Subject to the express provisions of this Sublease to the contrary, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Overlease. If Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder (other than the payment of money) then Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Overlease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire one (1) business day prior to the date on which the grace or cure period under the Overlease shall expire. In no event shall this Section 5.6 extend the time, date or period by or within which Subtenant is required to perform.

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5.7.
If (a) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (b) Overlandlord shall give any notice of failure or default under the Overlease arising out of any uncured failure by Subtenant to perform any of its obligations hereunder then, in either case, Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Subtenant’s expense, and Subtenant shall, within ten days of Sublandlord’s demand from time to time, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in doing so.

5.	Insurance and Indemnification

6.1.
Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to furnish insurance to or for Sublandlord, Subtenant also shall be required to furnish such insurance to or for Overlandlord and such other persons as shall be entitled thereto under the Overlease (as such persons may be specifically referenced in the Overlease, or as otherwise designated by Overlandlord in accordance with the terms of the Overlease), provided that, in the case of any such other person not named in the Overlease, Sublandlord shall have given Subtenant not less than five (5) Business Days written notice thereof.

6.2.
Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to indemnify or defend Sublandlord, Subtenant shall be required also to indemnify or defend Overlandlord and such other persons as shall be entitled thereto under the Overlease, except to the extent the need for the same results solely from the gross negligence or willful misconduct of Overlandlord (and Sublandlord would not be required to indemnify Overlandlord in such instance).

6.3.
In addition to Subtenant’s obligations under Section 6.2, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of (a) actions taken by Sublandlord at Subtenant’s request pursuant to Section 5.4 not otherwise due to the negligence or willful misconduct of Sublandlord, or (b) any failure by Subtenant to observe or perform any of the terms, covenants or conditions of this Sublease required to be observed or performed by Subtenant, including any loss, cost, damage or expense which may result from (i) any default under or termination of the Overlease arising by reason of any such failure, or (ii) any holding over by Subtenant in the Sublease Premises beyond the expiration or sooner termination of this Sublease, including any such liability with respect to the entire Overlease Premises arising out of such holding over by Subtenant.

6.4.
Sublandlord shall indemnify, defend and hold harmless Subtenant from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of (a) any failure by Sublandlord to observe or perform any of the terms, covenants or conditions of this Sublease required to be observed or performed by Sublandlord, including any loss, cost, damage or expense which may result from any

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default under or termination of the Overlease arising by reason of any such failure, except to the extent any of the same results from the acts, omissions or negligence of Subtenant, and (b) any commissions or other compensation payable to any Recognized Broker pursuant to Section 14.

6.5.
Notwithstanding anything to the contrary contained in this Sublease, neither Sublandlord nor Subtenant shall be liable to the other for any consequential damages, except that Subtenant shall be liable for any damages (including, without limitation, consequential damages) resulting from a holdover by Subtenant in the Sublease Premises after the expiration of the term of this Sublease.

6.6.
Notwithstanding anything to the contrary in this Sublease, Sublandlord and Subtenant hereby release each other from any damage to property or loss of any kind which is caused by or results from any risk that normally would be insured against under any property insurance policy required to be carried by either party (including deductible amounts). Each party shall cause each property insurance policy obtained by it to provide that the insurer waives all right of recovery against the other party and its agents and employees in connection with any damage or injury covered by the policy.

6.	Covenant of Quiet Enjoyment
Sublandlord covenants that Subtenant may peaceably and quietly enjoy the Sublease Premises without disturbance by Sublandlord or any person claiming by, through or under Sublandlord, subject nevertheless to the terms and conditions of this Sublease and to the Overlease and any other leases and mortgages to which this Sublease is subordinate.

8.	Assignment and Subsubletting

8.1.
Without the prior written consent of Overlandlord (to the extent such consent is required for an applicable transaction under the Overlease), and Sublandlord (with Sublandlord having the same rights as Overlandlord has under the Overlease with respect to granting or withholding its consent (including, without limitation, recapture)), in each instance:

(a) this Sublease shall not be assigned, encumbered or otherwise transferred, including by operation of law;
(b) the Sublease Premises shall not be subsublet by Subtenant in whole or in part; and
(c) the Sublease Premises shall not be used or occupied by any person other than Subtenant, in whole or in part.
Any change in the ownership or control of Subtenant (i) having as its principal purpose the transfer of this Sublease, or (ii) which under the terms of the Overlease is deemed to be an assignment, shall be deemed an assignment of this Sublease and subject to the applicable consent requirements, if any, set forth therefor in the Overlease (as

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incorporated herein). For purposes of clarity, the parties agree that Subtenant will be permitted to make any “Permitted Transfer” (as that term is defined in Section 12.6 of the Original Overlease) subject, however, to the terms of the Overlease.

8.2.
Any subsublease shall be subject and subordinate to this Sublease, and, notwithstanding anything to the contrary contained herein, no subsubletting of less than the entire Sublease Premises shall be permitted. No assignment shall be valid or effective unless and until the assignee shall have delivered to Sublandlord an instrument, in form satisfactory to Sublandlord, pursuant to which the assignee assumes the due observance and performance of all of the obligations of Subtenant hereunder from and after the date of such assignment.

8.3.
No assignment or subsublease shall release the Subtenant named herein or any of its successors from any liability hereunder. If this Sublease is assigned or the Sublease Premises or any part thereof are subsublet in violation of this Sublease then Sublandlord may collect rents from or accept performance from the assignee or subsubtenant and no such collection or acceptance shall effect any such release or be deemed to constitute Sublandlord’s consent to any assignment or subsubleasing.

9.	Electricity

9.1.	Subtenant shall pay for electricity in accordance with the provisions of Exhibit E selected in Section 1.17.

9.2.
Sublandlord shall pay all sales, use and/or utility taxes attributable to the electricity furnished to the Sublease Premises (except that Subtenant shall pay the same to Sublandlord, within ten days of Sublandlord’s submittal of an invoice therefor to Subtenant, with respect to any electricity charges for which Subtenant is responsible pursuant to Section 9.1 above).

9.3.	Deleted prior to execution.

9.4.
In no event shall Sublandlord have any liability for any defect in, or any interruption or failure of, the electricity furnished to the Sublease Premises (but subject to the further provisions of Section 5.4 hereof). In no event shall Subtenant draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Sublease Premises are capable of safely supplying.

9.	Alterations

10.1.
Subtenant shall not make any alterations, installations, additions or improvements in or to the Sublease Premises without first having obtained the consent or approval of Overlandlord and of Sublandlord. Sublandlord may withhold or condition such consent or approval in its reasonable discretion if such consent or approval is required to not be unreasonably withheld or delayed by Overlandlord under the applicable provision of the Overlease, or may be withheld in Sublandlord’s sole discretion if such consent or

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approval is permitted to be withheld in Overlandlord’s sole discretion under the Overlease.

10.2.
If Overlandlord and Sublandlord shall consent to any alterations, installations, additions or improvements then Subtenant shall observe and perform all of the terms, covenants and conditions of the Overlease applicable thereto, including, without limitation, all obligations under the Overlease with respect to removal and restoration of the same at the end of the term of the Overlease or prior termination of the Sublease (provided, however, if Subtenant’s initial alterations are in accordance with Rovi Corporation’s workplace standard improvements and all consents have been received for the same, then Subtenant will not be responsible for removal and restoration of such initial alterations, except for restoration needed as a result of damage or negligence by Subtenant). Subject to Overlandlord’s consent, and to the review and approval by Overlandlord and Sublandlord of Subtenant’s final plans and permits for its initial alterations to the Sublease Premises, Sublandlord consents to the work shown in the preliminary plans for Subtenant’s initial alterations to the Sublease Premises attached as Exhibit B hereto (which initial alterations shown thereon are in accordance with Rovi Corporation’s workplace standard improvements), as further described in the “Construction” items on Exhibit F attached hereto. Notwithstanding anything to the contrary contained herein, Sublandlord shall have no responsibility for performing or paying for any such initial alterations, the same being the sole responsibility and cost of Subtenant.

10.	Personal Property

11.1
Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, the Included Personal Property, and consideration for the use thereof is deemed included in the Base Rent. In consideration of the foregoing, Subtenant shall pay any current or future use or other taxes that may be imposed in connection with the Subtenant’s rental, use or right to use the Included Personal Property pursuant to this Sublease.

11.2. Subtenant shall:

11.2.1	subject to Section 4 above, accept the Included Personal Property in its “as is” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof,

11.2.2
insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto), be liable for any damage to the Included Personal Property other than reasonable wear and tear, and be solely responsible for all costs associated with the reasonable maintenance, cleaning and repair of the Included Personal Property, and

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11.2.3
except as otherwise provided below, surrender the Included Personal Property to Sublandlord in the Sublease Premises upon the expiration or sooner termination of this Sublease in the same condition as at the commencement of this Sublease, as the same may be affected by reasonable wear and tear or damage by fire or other casualty; provided, however, that if the Included Personal Property shall have been damaged by fire or other casualty and not repaired or replaced then upon such expiration or sooner termination Subtenant shall pay to Sublandlord the reasonable depreciated value thereof.

11	Security Deposit
12.1    Concurrently with its execution and delivery of this Sublease, Subtenant shall deliver to Sublandlord a security deposit in the Required Security Deposit Amount to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. If Subtenant defaults in the observance or performance of any of such terms and conditions beyond any notice and cure period provided herein, Sublandlord may use or apply all or any part of such security deposit for the payment of any rents not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord to the extent allowed hereunder. If Sublandlord shall use or apply all or any part of such security deposit, Subtenant shall, within five (5) days after written demand from Sublandlord, deliver to Sublandlord additional funds so as to restore the security deposit to the Required Security Deposit Amount. If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the security deposit, or so much thereof as shall not have been used or applied in accordance with this Section 12, shall be returned to Subtenant in no event later than sixty (60) days after the expiration or sooner termination of this Sublease and the surrender of the Sublease Premises to Sublandlord in accordance with this Sublease. If Sublandlord shall transfer the security deposit to an assignee of Sublandlord’s interest under the Overlease, Sublandlord shall be deemed released from all liability to Subtenant with respect to the security deposit or the return thereof, and Subtenant agrees to look solely to the transferee and assignee with respect thereto. Subtenant shall not assign (other than to an assignee of this Sublease) or encumber its interest in the security deposit and no such assignment or encumbrance shall be valid or binding upon Sublandlord.
12.2    Subtenant shall have the right, commencing on the first (1st) anniversary of the Commencement Date to give notice (a “Reduction Request Notice”) to Sublandlord requesting a reduction in the amount of the security required hereunder in accordance with the provisions of this Section 12.2. Provided and on condition that, as of the date Subtenant delivers a Reduction Request Notice pursuant to this Section 12.2, and there is no default then continuing on the part of Subtenant, and no default shall otherwise have occurred during the term of this Sublease (a) that continued beyond the applicable notice and cure period therefor (even if subsequent cure was accepted by Sublandlord), or (b) for which Sublandlord applied any or all of the security deposit pursuant to Section 12.1 hereof, then the Required Security Deposit Amount shall be reduced to $73,500.00 and Sublandlord shall return

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$36,750.00 of the original Required Security Deposit Amount of $110,250.00 to Subtenant promptly thereafter.

13.	Notices
Any notice or other communication under this Sublease shall be in writing and shall be sent by United States express mail or by a nationally recognized overnight delivery service addressed to the party for whom intended at its address set forth on the signature page hereof, or to such other address as such party shall have designated by notice to the other in the manner herein prescribed. Any such notice, etc. shall be deemed given when delivered or refused (or when delivery is attempted) on a business day.

14.	Broker
Each party represents and warrants to the other party that such party has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker and each party agrees to indemnify, defend, and hold the other party harmless against any claim for commission or other compensation in connection with this Sublease made against the other party by any other broker, agent or finder with whom such party has dealt, or is claimed to have dealt, in connection with this Sublease, and all costs, expenses and liabilities in connection therewith, including reasonable attorneys’ fees and disbursements incurred by the other party in the defense of any such claim. Sublandlord shall pay any commission due the Recognized Broker in accordance with a separate agreement and shall hold Subtenant harmless in connection thereof. The provisions hereof shall survive the termination of this Sublease.

15.	Overlandlord Consent
15.1 This Sublease is conditioned on, and shall not be effective until approved by Overlandlord, in writing, such written approval to be in form reasonably acceptable to Subtenant and Sublandlord, it being agreed that Overlandlord’s standard form of consent shall be deemed reasonably acceptable. Sublandlord shall request the same and pay any fees or charges expressly provided for in the Overlease (provided, however, that if Subtenant negotiates the form provided by Overlandlord, Subtenant shall pay for any fees or expenses charged by Overlandlord in connection with such negotiation above the standard fee (which, as of the date hereof, is approximately $2,500.00) that Overlandlord charges for the consent without negotiation). Subtenant agrees promptly to provide any financial or other information reasonably requested by Overlandlord. Each party agrees promptly to execute and deliver a consent agreement in the form attached or in any other form requested by Overlandlord provided that the same is no less favorable to such party in any material respect than the form attached. If Overlandlord's consent is not received within 45 days following the full execution and delivery hereof, either party by notice to the other given prior the receipt of Overlandlord's consent, may cancel this Sublease, in which case Sublandlord shall promptly return to

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Subtenant the Security Deposit and all other sums theretofore paid by Subtenant hereunder. Subtenant waives any claim against Overlandlord arising out of any failure or refusal by Overlandlord to grant consent.

16.	Miscellaneous

16.1.
In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant’s sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant. In any such action, the winning party shall be entitled to reimbursement of its reasonable attorneys’ fees incurred from the losing party.

16.2.
This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the party to be charged.

16.3.
The submission of this document by Sublandlord to Subtenant shall not constitute an offer by Sublandlord and neither Sublandlord nor Subtenant shall be bound in any way unless and until this Sublease is executed and delivered by both parties.

16.4.
Renewal Options. Provided that Subtenant is not then in default of this Sublease as of the date of the applicable Renewal Notice and the commencement of the applicable Renewal Term (and has not ever been in default of this Sublease beyond any applicable notice and cure period), Subtenant shall have successive options (each, a “Renewal Option”) to extend the term of this Sublease for three (3) additional periods of one (1) year each (each, a “Renewal Term”) on the same terms and conditions of this Sublease as are provided for in the initial term of this Sublease, except as provided below in this Section 16.4, and without any free rent periods or tenant improvement allowances. Each Renewal Term shall commence upon the date of expiration of the initial term of this Sublease or prior Renewal Term, as the case may be. To exercise its Renewal Option, Subtenant must give written notice (each, a “Renewal Notice”) to Sublandlord that Subtenant is exercising its applicable Renewal Option at least twelve (12) months (but not earlier than eighteen (18) months) before the date of expiration of the initial term of this Sublease or prior Renewal Term, as the case may be. Once such notice is delivered to Sublandlord, such notice shall be irrevocable by Subtenant. Time is of the essence with respect to the giving of each Renewal Notice. Upon the giving of the last Renewal Notice for a Renewal Term, or upon the failure of Subtenant to timely give a Renewal Notice, Subtenant shall have no further right or option to extend or renew the term of this Sublease. Tenant acknowledges and agrees that notwithstanding anything to the contrary in this Sublease, the right to exercise each Renewal Option shall not extend to any assignee (other than an assignee pursuant to a Permitted Transfer (as that term is defined in Section 12.6 of the Original Overlease) or sub-subtenant of Subtenant, or to any space assigned or sub-subleased by Subtenant, and any attempt to exercise any

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Renewal Option by any such assignee or sub-subtenant, or by Subtenant in connection with such assigned or sub-subleased space, shall be deemed null and void. The applicable Renewal Option may be exercised with respect to the entire Sublease Premises only. Notwithstanding anything to the contrary contained herein, Subtenant shall only have the right to exercise the second (2nd) and third (3rd) Renewal Options if Sublandlord mutually agrees to such renewal in writing. Commencing no sooner than eighteen (18) months prior to the expiration of the 1st Renewal Term or the 2nd Renewal Term (as the case may be), Subtenant shall have the right to request Sublandlord’s intention as to whether or not Sublandlord will approve the 2nd and 3rd Renewal Options and, if Sublandlord shall fail to respond by the twelfth (12th) month prior to the commencement of the applicable 2nd or 3rd Renewal Term (or if Sublandlord otherwise notifies Subtenant that the second (2nd) and/or third (3rd) Renewal Options are not agreeable to Sublandlord), then Sublandlord shall be deemed to have rejected Subtenant’s request and Subtenant shall have no right to the applicable Renewal Option for the 2nd or 3rd Renewal Term (and if Sublandlord rejects or is deemed to reject Subtenant’s request for the 2nd Renewal Term, then Subtenant shall have no right with respect to a Renewal Option for either the 2nd or 3rd Renewal Term). The Sublease Base Rental Rate for the Renewal Terms shall be: $477,225.40 per annum for the first (1st) Renewal Term; $491,542.16 per annum for the second (2nd) Renewal Term; and $506,288.43 per annum for the third (3rd) Renewal Term.

16.5.	Right of First Offer.

16.5.1.
For so long as Subtenant has not assigned this Sublease or sub-sublet any of the Sublease Premises (excepting Permitted Transfers), and subject to the other restrictions set forth herein, Subtenant shall have a right of first offer (“ROFO”) as to any rentable premises immediately adjacent to then-applicable Sublease Premises located in the balance of the Overlease Premises for which Sublandlord is seeking a third-party subtenant (“Available ROFO Premises”); provided, however, that in no event shall Sublandlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Sublease expires or is terminated pursuant to its terms (provided that if Tenant has any remaining Renewal Option hereunder, then the term may extend to the end of such extension period), nor shall Subtenant have any ROFO with respect to any such Available ROFO Premises if the term that Sublandlord is offering therefor extends beyond the date on which this Sublease expires or is terminated pursuant to its terms. To the extent that Sublandlord renews or extends a then-existing sublease with any then-existing subtenant or sub-subtenant of any space, or enters into a new sublease with such then-existing subtenant or sub-subtenant for the same premises, the affected space shall not be deemed to be Available ROFO Premises. In addition, notwithstanding anything to the contrary contained herein, any space involved in (a) a Permitted Transfer by Sublandlord, (b) a surrender of space by Sublandlord to Overlandlord, (c) a subletting to any Affiliate or portfolio company of Sublandlord or to any company with which Sublandlord does business, or (d) a licensing of desk space (i.e., non-demised space) by

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Sublandlord, shall not be deemed to be Available ROFO Premises. In the event Sublandlord intends to market Available ROFO Premises, Sublandlord shall provide written notice thereof to Subtenant (the “Notice of Marketing”), which shall identify the applicable Available ROFO Premises that Sublandlord desires to market and the material economic terms and conditions on which Sublandlord proposes to market the same.

16.5.2.
Within five (5) business days following its receipt of a Notice of Marketing, Subtenant shall advise Sublandlord in writing whether Subtenant elects to sublease all (not just a portion) of the Available ROFO Premises described in the Notice of Marketing on all (but not less than all) of the terms and conditions specified in the Notice of Marketing. If Subtenant fails to notify Sublandlord of Subtenant’s election within such five (5) business day period, then Subtenant shall be deemed to have elected not to sublease the applicable Available ROFO Premises.

16.5.3.
If Subtenant timely notifies Sublandlord that Subtenant elects to sublease all of the applicable Available ROFO Premises described in the Notice of Marketing on all of the terms and conditions set forth therein, then the applicable Available ROFO Space shall be added to the Sublease Premises on the terms and conditions described above and shall be co-terminous with the remaining term of the Sublease, provided that there is then one (1) or more years remaining in the term of the Sublease (as extended pursuant to 16.5.1 above).

16.5.4.
If Subtenant fails to notify Sublandlord of Subtenant’s election to sublease the applicable Available ROFO Premises within the five (5)-business day period described above, then Sublandlord shall have the right to consummate a sublease of all (but not less than all) of the applicable Available ROFO Premises at base rent not less than eighty-five percent (85%) of that stated in the Notice of Marketing and otherwise on substantially the same economic terms set forth in the Notice of Marketing. If Sublandlord does not sublease all of the applicable Available ROFO Premises within one hundred eighty (180) days after Subtenant’s election (or deemed election) not to sublease the applicable Available ROFO Premises, then the ROFO shall be fully reinstated with respect to such Available ROFO Premises (to the extent the same remain Available ROFO Premises), and, to the extent that Subtenant remains eligible for ROFO rights hereunder, Sublandlord shall not thereafter sublease any of the applicable Available ROFO Premises (to the extent the same remain Available ROFO Premises) without first complying with the procedures set forth in this Section 16.5.

16.5.5.
Notwithstanding anything in this Section 16.5 to the contrary, Subtenant shall not exercise the ROFO during such period of time that Subtenant is in default under any provision of this Sublease beyond the applicable notice or cure period, or otherwise in default in the payment of money under this Sublease. Any

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attempted exercise of the ROFO during a period of time in which Subtenant is so in default shall be void and of no effect. In addition, Subtenant shall not be entitled to exercise the ROFO if Sublandlord has given Subtenant two (2) or more notices of default under this Sublease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Subtenant seeks to exercise the ROFO, or if any Event of Default under this Sublease has ever occurred, whether or not a cure of such Event of Default has been accepted by Sublandlord.

16.5.6.
Notwithstanding anything in this Sublease to the contrary, Subtenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Subtenant’s interest in the Sublease, without Sublandlord’s prior written consent, which consent Sublandlord may withhold in its sole and absolute discretion.

16.5.7.
Notwithstanding anything in this Sublease to the contrary, any proper exercise of a ROFO shall be subject to the consent of Overlandlord in accordance with Article 12 of the Original Overlease, and if Overlandlord rejects any subleasing of such Available ROFO Premises, Subtenant shall have no further ROFO right hereunder.

16.5.8.
If Subtenant exercises the ROFO, Sublandlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the sublease as to such Available ROFO Premises due to a holdover by any then-existing occupants of such Available ROFO Premises or for any other reason beyond Sublandlord’s reasonable control.

16.5.9.
Notwithstanding anything in this Sublease to the contrary, Subtenant shall not have the right to exercise the ROFO, and Sublandlord shall not be obligated to deliver any Notice of Marketing, if there are less than twelve (12) months remaining in the term of this Sublease (including, to the extent then-exercised, any Renewal Term), or if the term that Sublandlord is offering for such Available ROFO Premises extends beyond the date on which this Sublease expires or is terminated pursuant to its terms.

16.5.10.
Notwithstanding anything in this Sublease to the contrary (except for the provisions of Section 16.5.4 above), if Subtenant elects (or is deemed to elect) not to sublease any applicable Available ROFO Premises, then Subtenant shall have no further ROFO right hereunder.

17.	Parking

17.1.
Subtenant and its employees, visitors, customers, invitees and guests shall have the right, in common with other tenants in the Building and subject to the further provisions of Section 1.3 of the Original Overlease and any other applicable provision of the Overlease, to the use of 3.8 unreserved common parking spaces per 1000 square feet of the Subleased

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Premises. Notwithstanding anything to the contrary contained herein, in no event shall Subtenant be permitted to use any of Sublandlord’s covered parking spaces or any of Sublandlord’s additional reserved executive parking spaces.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

Sublandlord	Subtenant
Rovi Corporation a Delaware corporation By: /s/ Pamela Sergeeff Name: Pamela Sergeeff Title: Authorized Signatory	Radius Health, Inc., a Delaware corporation By: /s/ Brent Hatzis-Schoch Name: Brent Hatzis-Schoch Title: General Counsel
Address for Notices:
Rovi Corporation
2830 De La Cruz Blvd.
Santa Clara, CA 95050
Attn: General Counsel
with a copy to:
Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Daniel A. Goldberger, Esq.

Address for Notices: Radius Health, Inc. 950 Winter St. Waltham, MA 02451 Attn: General Counsel

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Exhibit A
Floor Plan of Sublease Premises

Exhibit B
Subtenant’s Preliminary Plans for Initial Alterations to Sublease Premises

Exhibit C
Overlease

Exhibit D
Overlease Provisions Which Are Not Incorporated Provisions
The following provisions of the Overlease are not incorporated into this Sublease, subject to the provisions hereof:

1.
The provisions of the Overlease providing for Sublandlord to pay rent or additional rent based on Taxes and/or Operating Expenses and/or increases therein, other than for the purposes of calculating the amounts due for Taxes and Operating Expenses under Section 3 of this Sublease. (See Sublease §3)

2.
The provisions of the Overlease providing for Overlandlord to provide liability and/or casualty insurance shall apply only to Overlandlord, notwithstanding the provisions of Section 5.2 of this Sublease. (See Sublease §6)

3.	Any covenant of quiet enjoyment. (See Sublease §7)

4.	Intentionally omitted.

5.	Intentionally omitted.

6.	Intentionally omitted.

7.
The provisions of the Overlease requiring Overlandlord to indemnify, defend, and/or hold harmless Sublandlord with respect to the common or public areas of the Building shall apply only to Overlandlord, notwithstanding the provisions of Section 5.2 of this Sublease.

8.	Any provisions of the Overlease redacted from the copy thereof attached to this Lease as Exhibit C.

9.
The following additional provisions of the Overlease: (A) the Overlease Second Amendment; (B) the Overlease First Amendment; (C) the following provisions of the Original Overlease: Section 1.1 with respect to the “Premises” (other than as a definition of the Overlease Premises); the provisions of Section 1.3 relating to the covered parking area within the Building, the particular number of parking spaces (i.e., 247) for the entire Overlease Premises, the executive parking spaces, and the “Additional Spaces”; Section 2.1; Section 2.2 regarding any “Permitted Holdover” (it being understood that any holdover under the Sublease is an “Unpermitted Holdover”); Article 3; Sections 4.1.1, 4.2, 4.3, 4.4, 4.6, and 4.7; Article 5 (other than for the purposes of calculating the amounts due for Taxes and Operating Expenses under Section 3 of this Sublease); the last paragraph of Section 6.1 to the extent that Sublandlord is not provided with an abatement; the third (3rd) sentence of Section 8.3.1, Section 8.3.3, and the second (2nd) paragraph (regarding Exterior Building Signage) of Section 8.8; in Section 12.7.2, the reference to Section 4.6 and Security Deposit shall be deemed to be a reference to Subtenant defaults with respect to the security deposit provisions of this Sublease, and the reference to Article 12 and Assignment and Subletting shall also be deemed a reference to Subtenant defaults with respect to the assignment and subletting provisions of this Sublease; the right to receive a Non-

Disturbance Agreement under Article 13; Article 14; Section 15.1; Article 16; Article 17; Article 18; Exhibit 1.1-A; Exhibit 1.3; Exhibit 3.1; Exhibit 3.2; Exhibit 8.8; Exhibit 8.3.3; Exhibit 14.11; and Exhibit 16.3.

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Exhibit E
Method of Charging for Electricity
Option A
[Use when the Sublease Premises are separately metered (by direct utility company meter or by submeter) and the Overlandlord or the utility company issues a separate bill relating solely to the Sublease Premises. Subtenant’s electric charge will be equal to the amount so billed.]
In consideration of the electricity furnished to the Sublease Premises, Subtenant shall pay to Sublandlord additional rent equal to all amounts payable by Sublandlord in respect of such electricity, whether payable (a) directly to the utility company or (b) to Overlandlord. Payments under this Option A shall be due within ten days of Sublandlord’s bills therefor. If Subtenant shall so request, Sublandlord shall provide Subtenant with a copy of any electricity bill provided by the utility company or Overlandlord. Notwithstanding the foregoing, if the Sublease Premises are directly metered by the utility company Sublandlord may require Subtenant to obtain service from and to make payment when due directly to the utility company.
Option B
[Use when the Subtenant’s electric charge will be equal to the product of (1) the amounts payable by Sublandlord for electricity, multiplied by (2) Subtenant’s Proportionate Share.]
In consideration of the electricity furnished to the Sublease Premises during any period, Subtenant shall pay to Sublandlord as additional rent for such period an amount equal to the product of

(1)
the amount payable for such period by Sublandlord in respect of electricity furnished to the Overlease Premises for the third floor (excluding Sublandlord’s Data Room) (whether payable (a) directly to the utility company based on a direct meter or submeter for the third floor or (b) to Overlandlord (i) on the basis of a submeter measuring the electricity usage in the Overlease Premises for the third floor (excluding Sublandlord’s Data Room), (ii) under a so-called “rent-inclusion” provision or (iii) otherwise) (the “Overlease Electric Charge”), multiplied by

(2)	Subtenant's proportionate share of the Overlease Premises located on the third floor.

Option C
[Use when the Subtenant’s electric charge will be equal to the product of (1) the amounts payable by Sublandlord for electricity, multiplied by (2) the ratio of the electricity consumption in Sublease Premises to the electricity consumption in the Overlease Premises, as measured by electric meters in each case. This Option should not be used if the amounts payable by Sublandlord for electricity are not determined by meter.]
In consideration of the electricity furnished to the Sublease Premises during any period, Subtenant shall pay to Sublandlord as additional rent for such period an amount equal to the product of

(1)
the amount payable for such period by Sublandlord in respect of electricity furnished to the Overlease Premises (whether payable (a) directly to the utility company or (b) to Overlandlord on the basis of a submeter measuring the electricity usage in the Overlease Premises) (the “Overlease Electric Charge”), multiplied by

(2)
the ratio of the amount of electricity consumed in the Sublease Premises for such period divided by the amount of electricity consumed in the Overlease Premises for such period, as measured by electric meters in each case.

Payments under this Option C shall be due within ten days of Sublandlord’s bills therefor. If Subtenant shall so request, Sublandlord shall provide Subtenant with a copy of any electricity bill provided by the utility company or Overlandlord and a copy of the applicable meter readings. If the meters used to measure electric consumption in the Sublease Premises shall be out of order or shall be read on dates different than the dates on which any meters measuring electric consumption in the Overlease Premises are read, Sublandlord shall reasonably estimate the amounts payable by Subtenant under this Option C.
Option D
[Use when the Subtenant’s electric charge will initially be a specified amount, and will be adjusted according to each adjustment in Sublandlord’s electric charge payable to Overlandlord. This method is not workable if Sublandlord’s electric charge payable to Overlandlord changes for each billing period (as is the case when such amount is determined by meter or submeter) and so this method should only be used if Sublandlord’s electric charge payable to Overlandlord is determined pursuant to a “rent-inclusion” provision.]
In consideration of the electricity furnished to the Sublease Premises, Subtenant shall pay to Sublandlord as additional rent an electric charge, initially in the amount set forth in Section 1.17. Each time the amount payable by Sublandlord in respect of electricity furnished to the Overlease Premises is increased after the date hereof, the electric charge payable by Subtenant shall be increased by Subtenant’s Proportionate Share of the amount of such increase payable by Sublandlord. The electric charge under this Option D shall be due and payable in equal monthly installments (pro-rated for any partial month) together with each payment of Base Rent under Section 3.1, without notice from Sublandlord; except that Subtenant shall not be required to pay any increase in the electric charge until ten days after Sublandlord shall have

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notified Subtenant thereof (and in such a case Subtenant shall make payment retroactively to the effective date of such increase). If Subtenant shall so request, Sublandlord shall furnish a copy of each notice received by Sublandlord of an increase in the amount payable by Sublandlord in respect of electricity.
Option E
[Use when the Subtenant’s electric charge will initially be a specified amount, and will be adjusted annually according to the Consumer Price Index.]
In consideration of the electricity furnished to the Sublease Premises, Subtenant shall pay to Sublandlord as additional rent an electric charge, initially in the amount set forth in Section 1.17. On the each anniversary of the Commencement Date the Electric Inclusion Amount shall be adjusted to equal the product of (i) the Electric Inclusion Amount set forth in Section 1.17, multiplied by (ii) a fraction, the numerator of which is the Index for the third month prior to the month in which such anniversary occurs and the denominator of which is the Index for the third month prior to the month in which the Commencement Date occurred. The term “Index” shall refer to the Consumer Price Index, all urban consumers, all items, New York Northeastern New Jersey, published by the Bureau of Labor Statistics or, if the same be discontinued, a recognized impartial index selected by Sublandlord. The electric charge under this Exhibit E shall be due and payable in equal monthly installments (pro-rated for any partial month) together with each payment of Base Rent under Section 3.1, without notice from Sublandlord; except that Subtenant shall not be required to pay any increase in the electric charge until ten days after Sublandlord shall have notified Subtenant thereof (and in such a case Subtenant shall make payment retroactively to the effective date of such increase).

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Exhibit F
List of Furniture to be Removed by Sublandlord and Moved by Subtenant (and Further Description of Certain Initial Alterations to be Made to Sublease Premises by Subtenant)